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                             FOR IMMEDIATE RELEASE
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                            CONTACT: STEVEN SCHWARTZ
                     SKYLINE MULTIMEDIA ENTERTAINMENT INC.
                                 (212) 564-2224
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                SKYLINE MULTIMEDIA ENTERTAINMENT, INC. ANNOUNCES
                  REVISED COMMON STOCK EXCHANGE OFFERS FOR ITS
                         CLASS A AND CLASS B WARRANTS.

     New York, New York, July 9, 1997--Skyline Multimedia Entertainment, Inc. (NASDAQ: SKYL; SKYLU) announced today that its Board of Directors, based in part on the advice of its financial advisors, approved a revised exchange rate relating to its previously announced exchange offers for all outstanding Class A and Class B Warrants. The Company will offer to exchange one newly issued share of its Common Stock for 3.5 outstanding Class A Warrants and one newly issued share of its Common Stock for seven outstanding Class B Warrants. The exchange offer will be conditioned on, among other things, minimum tender by the holders of at least 75% of outstanding Warrants of each class.

     Based on the new exchange rate, if the Company receives tenders for the minimum number of Warrants pursuant to the exchange offers (i.e., 75% of outstanding Warrants of each class), there will be approximately 615,000 additional shares of Common Stock outstanding. If the Company receives tenders for all outstanding Warrants, there will be a total of approximately 820,000 additional shares of Common Stock outstanding.

     The Warrants are quoted on the NASDAQ Small-Cap Market; however, based on the trading history of the Common Stock, the Warrants have never been and are not currently 'in-the-money.' As of July 8, 1997 (or the most recent trading date available), the closing bid and last sale prices of the Common Stock, Class A Warrants and Class B Warrants reported on the NASDAQ Small-Cap Market were $3.125 and $3.25, $0.625 and $0.625, and $0.25 and $0.25, respectively. The
Warrants expire by their terms on February 13, 1999, unless earlier redeemed.

     The Company intends to file with the Securities and Exchange Commission and mail to warrant holders shortly, exchange offer documents setting forth the terms of the exchange offers. The exchange offers will commence upon mailing the respective exchange offer documents and will be held open for 20 business days, unless extended. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, which offer will be made only by means of the exchange offer documents.

     According to Zalman Silber, the Company's President and Chief Executive Officer, 'the exchange rate as revised will ensure the successful completion of the exchange offers and provide greater participation by warrantholders in ownership of the Company.'

     As previously stated, the Company believes that the exchange offers will provide warrant holders with a longer term equity security, a true ownership stake in the Company, elimination of the uncertainty with the respect to the exercisability of the Warrants and greater liquidity through ownership of the

Company's Common Stock. In addition, the Company believes the exchange offers will eliminate the tremendous warrant overhang which affects the market for the Company's securities, and, more importantly, will make it easier for the Company to raise needed equity capital, which the Company is in the process of arranging in the form of a $10 million private placement of debt or equity securities. However, there is no assurance that such private placement will be consummated on acceptable terms, which must still be negotiated, or at all. The Company expects to use the proceeds of any such private placement for the continued development of its current projects.

     Headquartered in New York, Skyline Multimedia Entertainment, Inc. is a holding company engaged in the development and operation of state-of-the-art location-based entertainment attractions worldwide. New York Skyline, Inc., a wholly-owned subsidiary, owns and operates New York Skyride, the first flight simulator in the metropolitan New York area. The New York Skyride is located in the Empire State Building, New York's premier tourist attraction. Through Skyline Virtual Realty, Inc., the Company owns and operates XS New York, New York City's first and only virtual reality entertainment center, located in the heart of Times Square. The Company is also currently engaged in the development and operation of additional attractions to be located at the Sydney Tower in Sydney, Australia and the Woodfield Mall in Schaumberg, Illinois outside of Chicago.